UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2026

DOVER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-4018	53-0257888
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3005 Highland Parkway
Downers Grove, Illinois	60515
(Address of Principal Executive Offices)	(Zip Code)

(630) 541-1540

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DOV	New York Stock Exchange
1.250% Notes due 2026	DOV 26	New York Stock Exchange
0.750% Notes due 2027	DOV 27	New York Stock Exchange
3.500% Notes due 2033	DOV 33	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

See the information set forth in Item 2.03, which is incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

See the information set forth in Item 2.03, which is incorporated by reference herein.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Replacing a similar existing credit facility with a remaining term of two years, on April 2, 2026, Dover Corporation (the “Company”) entered into a $1.5 billion five-year unsecured revolving credit facility with a syndicate of twelve banks (the “Lenders”), pursuant to a Credit Agreement dated as of April 2, 2026 (the “Five-Year Credit Agreement”) among the Company, the Lenders, the Issuing Banks party thereto, the Borrowing Subsidiaries party thereto from time to time and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Agent”). The Five-Year Credit Agreement replaced an existing $1 billion five-year unsecured credit facility pursuant to a credit agreement dated as of April 6, 2023 for which JPMorgan Chase Bank, N.A. was administrative agent. The existing credit agreement was terminated by the Company upon execution of the Five-Year Credit Agreement. The Company’s existing 364-day credit agreement expired upon maturity on April 2, 2026.

The Five-Year Credit Agreement is intended to be used primarily as liquidity back-up for the Company’s commercial paper program. Under the terms of the Five-Year Credit Agreement, it may generally be used only for working capital and general corporate purposes of the Company and its subsidiaries. Letters of credit are also available under the Five-Year Credit Agreement, subject to a $250 million subcap and certain other requirements. The currencies available under the Five-Year Credit Agreement are the US Dollar, Euro, Sterling, Canadian Dollar, and Swedish Kronor.

The Lenders’ commitments under the Five-Year Credit Agreement will terminate, and the loans under that Credit Agreement will mature, on April 2, 2031.

If any event of default under the Five-Year Credit Agreement, as described further below, has occurred and is continuing, the Lenders may accelerate and declare all of the Company’s obligations under such Credit Agreement due and payable, may require all outstanding letters of credit under the Five-Year Credit Agreement to be secured by cash collateral, and may terminate the commitments. The Company may ratably reduce from time to time or terminate the Lenders’ commitments under the Five-Year Credit Agreement. Any such termination or reduction of the commitments will be permanent.

Certain subsidiaries of the Company that agree to become parties to the Five-Year Credit Agreement as Borrowing Subsidiaries are also entitled to draw funds under the Five-Year Credit Agreement and have letters of credit issued under the Five-Year Credit Agreement as Borrowing Subsidiaries. The obligations of the Borrowing Subsidiaries in respect of their borrowings are guaranteed by the Company. As of the date hereof, there are no Borrowing Subsidiaries under the Five-Year Credit Agreement.

The Company may elect to have loans under the Five-Year Credit Agreement bear interest at a rate based on a benchmark interest rate (specified for each currency) and, in the case of US Dollars, an alternative base rate based on a prime rate. In each case, a specified applicable margin is added to the rate, ranging from 0.68% to 1.10% based on the credit rating given to the Company’s senior unsecured debt by S&P and Moody’s. The benchmark rates are as follows: for US Dollar loans, SOFR; for Sterling loans, SONIA; for Euro loans, EURIBOR; for Canadian Dollar loans, CORRA; for Swedish Kronor loans, STIBOR. As noted above, the Company may also select an alternative base rate as the base interest for US Dollar loans.

The Company will also pay a facility fee with a rate ranging from 0.070% to 0.150% under the Five-Year Credit Agreement on the total amount of the commitments, set on the basis of the rating accorded the Company’s senior unsecured debt by S&P and Moody’s.

If the Agent determines that (a) the benchmark rate used to set the interest rate applicable to any loan is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining such loans and such circumstances are unlikely to be temporary, (b) the supervisor for the administrator of the applicable benchmark rate has made a public statement that the administrator of the applicable benchmark rate is insolvent (and there is no successor administrator that will continue publication of the applicable benchmark rate), (c) the supervisor for the administrator or the administrator of the applicable benchmark rate has made a public statement identifying a specific date after which the applicable benchmark rate will permanently or indefinitely cease to be published or (d) the supervisor for the administrator of the applicable benchmark rate or a governmental authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the applicable benchmark rate may no longer be used for determining interest rates for loans denominated in the applicable currency, a replacement benchmark rate will be chosen by the Agent in the following order: (i) Daily Simple SOFR (only available for loans denominated in US Dollars), or Adjusted Daily Simple CORRA (only available for loans denominated in Canadian Dollar), as applicable, or (ii) the sum of an alternate benchmark rate to be selected by the Agent and the Company, and a spread adjustment, or method for calculating or determining such spread adjustment, to be determined by the Agent and the Company.

Interest on loans that accrues at a rate based on a benchmark rate will be due and payable on the last day of the applicable interest period, which is the period commencing on the date the loan is made or the last day of the preceding interest period and ending one, three or six months thereafter, as the Company or the applicable Borrowing Subsidiary may elect (provided that six-month interest periods are not available for Term CORRA borrowings), or if an interest period is in excess of three months, each day prior to the last day of such interest period that occurs at intervals of three months after the first day thereof. Interest on loans that accrues at the alternative base rate will be due and payable on the last day of each of March, June, September, and December. The principal balance of loans and any accrued and unpaid interest under the Five-Year Credit Agreement will be due and payable in full on the maturity date for the loans under that Credit Agreement or, if earlier, the date on which all of the Company’s obligations are accelerated under that Credit Agreement.

Up to $250 million of the commitments under the Five-Year Credit Agreement will be available for the issuance of letters of credit. The face amount of outstanding letters of credit (and any unpaid drawing in respect thereof) will reduce availability under the Five-Year Credit Agreement on a dollar-for-dollar basis. A letter of credit fee will accrue and be payable on the daily aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon termination of the Five-Year Credit Agreement. The per annum rate at which the letter of credit fee will accrue is the benchmark rate for SOFR-based loans. No letter of credit may extend past five days prior to the maturity date for loans under the Five-Year Credit Agreement.

The Five-Year Credit Agreement imposes various restrictions on the Company that are substantially similar to those in the credit agreement replaced by the Five-Year Credit Agreement, including usual and customary limitations on the ability of the Company or any of its subsidiaries to grant liens upon their assets, a prohibition on certain consolidations, mergers and sales and transfers of assets by the Company and limitations on changes in the existing lines of business of the Company and the Borrowing Subsidiaries without the consent of the Lenders. In addition, the Company must maintain a minimum interest coverage ratio of EBITDA to consolidated net interest expense of not less than 3.00:1.00.

The Five-Year Credit Agreement includes usual and customary events of default for facilities of this nature (with specified grace periods in certain cases) and provides that, upon the occurrence and continuation of an event of default, payment of all amounts payable under the corresponding Credit Agreement may be accelerated, letters of credit issued under the Five-Year Credit Agreement may be required to be secured by cash collateral, and/or the Lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Five-Year Credit Agreement will automatically become immediately due and payable, the letters of credit issued under the Five-Year Credit Agreement will be required to be secured by cash collateral, and the Lenders’ commitments will automatically terminate.

The Company has customary corporate and commercial banking relationships with the Lenders and the Agent.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full texts of the Five-Year Credit Agreement, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this report:

10.1 Five-Year Credit Agreement dated as of April 2, 2026 among Dover Corporation, the Lenders party thereto, the Issuing Banks party thereto, the Borrowing Subsidiaries party thereto from time to time and JPMorgan Chase Bank, N.A. as Administrative Agent

104 Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2026	DOVER CORPORATION
(Registrant)

	By:	/s/ Ivonne M. Cabrera
Ivonne M. Cabrera
Senior Vice President, General Counsel & Secretary